Exhibit 99.1

ICR

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

or

Media:

Liz Brady, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Third Quarter 2009 Financial Results

Reaffirms 2009 Earnings Guidance of $0.25 to $0.30 Per Fully Diluted Share

Portland, Oregon – November 4, 2009 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its third quarter ended September 26, 2009.

Financial results for the third quarter 2009 compared to the third quarter 2008:

•	Revenues decreased 13.6% to $86.3 million from $99.9 million

•	Comparable restaurant sales decreased 18.8%

•	Comparable restaurant traffic decreased 14.2%

•	Total operating expenses were 87.1% of revenues compared to 87.5% last year

•	Net income of $1.3 million, or $0.09 per diluted share, compared to net income of $1.4 million, or $0.09 per diluted share

Revenues for the third quarter of 2009 decreased 13.6% to $86.3 million from $99.9 million in the third quarter of 2008. The decrease in revenues is primarily attributable to the decline in comparable restaurant sales, partially offset by revenue from new restaurants not in the comparable restaurant base. The decrease in comparable restaurant sales of 18.8% was a result of a 14.2% decrease in traffic, which was coupled with a decrease in net pricing and product mix of 4.6%.

Bill Freeman, Chief Executive Officer said, “The third quarter continued to be a challenging economic environment. I am pleased with our team’s ability to adapt to the ever-changing economic pressures while balancing our commitment to providing an exceptional guest experience with continued prudent cost management. We continue to focus our plans on delivering programs and choices that reflect our sensitivity to the financial pressures on our guests by offering great value on our menu every day coupled with the exceptional service our guests have come to expect.”

Outlook

Based upon the Company’s revenue performance through the first nine months of 2009 and expectations for the fourth quarter, the Company has revised its annual revenue guidance to $360.0 million to $365.0 million, compared to its previous expectations of approximately $370.0 million. The Company has reaffirmed its annual earnings guidance of $0.25-$0.30 per fully diluted share.

The Company expects its annualized effective tax rate to be between 5% and 10% due to its projection of modest taxable income for the year in certain taxing jurisdictions and an insignificant change in net deferred tax assets.

The Company’s 2009 guidance also includes capital expenditures of approximately $8.0 million, depreciation and amortization of approximately $17.0 million, and G&A of approximately $21.0 million. The Company also anticipates a year-end balance on its credit facility of between $8.0 and $12.0 million.

The Company has completed its 2009 development schedule, and opened both of the 2009 planned restaurants earlier this year. In 2010, the Company expects to open a total of three restaurants: West Palm Beach, Florida in the first quarter; Houston, Texas in the second quarter; and Richmond, Virginia late in fiscal 2010.

Conference Call

The Company will host a conference call to discuss third quarter 2009 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer.

The conference call can be accessed live over the phone by dialing (877) 627-6582, or for international callers (719) 325-4903. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the conference ID is 5978404. The replay will be available until Wednesday, November 18, 2009.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company operates 93 restaurants, including 87 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 37 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least eighteen months from the beginning of the period being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook we provide for 2009 and 2010 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	September 27, 2008		September 26, 2009
Revenues	$99,897	100.0%	$86,312	100.0%

Restaurant operating costs
Food and beverage	30,117	30.1%	25,053	29.0%
Labor	32,403	32.4%	27,761	32.2%
Operating	15,674	15.7%	13,131	15.2%
Occupancy	9,263	9.3%	9,200	10.7%

Total restaurant operating costs	87,457	87.5%	75,145	87.1%
General and administrative expenses	5,169	5.2%	4,826	5.6%
Restaurant pre-opening costs	1,460	1.5%	109	0.1%
Depreciation and amortization	3,932	3.9%	4,241	4.9%
Impairment, restructuring and other charges	—	—	42	—

Total costs and expenses	98,018	98.1%	84,363	97.7%

Operating income	1,879	1.9%	1,949	2.3%
Interest expense, net	278	0.3%	469	0.5%
Other income, net	(50)	(0.1)%	(37)	—

Income before income taxes	1,651	1.7%	1,517	1.8%
Income tax expense	291	0.3%	206	0.2%

Net income	$1,360	1.4%	$1,311	1.5%

Net income per share
Basic	$0.09		$0.09
Diluted	$0.09		$0.09
Shares used in computing net income per share
Basic	14,716		14,785
Diluted	14,721		14,848

	Thirty-nine week period ended
	September 27, 2008		September 26, 2009
Revenues	$291,937	100.0%	$270,948	100.0%

Restaurant operating costs
Food and beverage	88,226	30.2%	80,267	29.6%
Labor	94,895	32.5%	88,518	32.7%
Operating	45,559	15.6%	41,629	15.4%
Occupancy	27,358	9.4%	28,190	10.4%

Total restaurant operating costs	256,038	87.7%	238,604	88.1%
General and administrative expenses	15,881	5.4%	15,619	5.8%
Restaurant pre-opening costs	3,335	1.1%	750	0.3%
Depreciation and amortization	10,978	3.8%	12,614	4.7%
Impairment, restructuring and other charges	452	0.2%	594	0.2%

Total costs and expenses	286,684	98.2%	268,181	99.0%

Operating income	5,253	1.8%	2,767	1.0%
Interest expense, net	694	0.2%	1,316	0.5%
Other income, net	(308)	(0.1)%	(10)	—

Income before income taxes	4,867	1.7%	1,461	0.5%
Income tax expense	1,032	0.4%	105	—

Net income	$3,835	1.3%	$1,356	0.5%

Net income per share
Basic	$0.26		$0.09
Diluted	$0.26		$0.09
Shares used in computing net income per share
Basic	14,702		14,764
Diluted	14,705		14,780